                                                                    Exhibit 10.1
                                                                    ------------

                              RETIREMENT AGREEMENT
                              --------------------

         This RETIREMENT AGREEMENT (the "Agreement") is entered into as of December 4, 2003 between ROBBINS & MYERS, INC., an Ohio corporation ("Employer"), and GERALD L. CONNELLY ("Executive") under the following circumstances:

                  A. Executive is President and Chief Executive Officer and a director of Employer; and

                  B. Executive is retiring from his employment with Employer and resigning all of his offices with Employer, and Executive and Employer desire in this Agreement to set forth the terms and conditions upon which such events will occur;

         NOW, THEREFORE, EMPLOYER AND EXECUTIVE AGREE AS FOLLOWS:

         1. EMPLOYMENT SEPARATION. Executive hereby resigns his positions as President and Chief Executive Officer and as a member of the Board of Directors of Employer effective December 4, 2003. Notwithstanding such resignation of offices, Executive shall continue as an employee of Employer until December 31, 2003 and will continue to receive his current base salary and current benefits until December 31, 2003 although he will not report for work or engage in any activities on behalf of Employer after December 4, 2003. At the close of business on December 31, 2003, Executive's employment with Employer will terminate (the "Retirement Date"). Effective December 4, 2003, Executive hereby resigns as a director or officer of each of Employer's subsidiaries or affiliates in which he holds any such office. Executive agrees to execute any letter of resignation or other document which may be necessary to evidence his resignation as a director or officer of Employer or any of its subsidiaries or affiliates.

         2. SEVERANCE PAY. Employer shall pay to Executive a total of $530,000.00 in severance payments (the "Severance Amount"). The Severance Amount shall be paid in calendar year 2004 in approximately equal bi-weekly payments in accordance with Employer's normal pay schedule for executive employees by direct deposit into Executive's account in accordance with Executive's existing direct deposit instructions or as the same may be changed by Executive from time to time. The required withholding and other applicable payroll taxes will be deducted from such severance payments. In the event Executive should die before receiving all such payments, the remaining payments will be paid to his spouse if living, or if not living, to his estate.

         3. MEDICAL INSURANCE COVERAGE. From the Retirement Date through December 31, 2004, Employer will provide Executive and his spouse with medical insurance coverage provided Executive is not working for a company or entity which is in Competition with Employer (as defined in Section 7 of this Agreement) or Executive is not employed by an employer who provides comparable coverage to him. This medical insurance coverage will be provided to Executive during the foregoing period on the same terms and basis as are in effect for active executive employees of Employer. After the termination of such coverage, Executive shall be eligible to elect COBRA coverage and Employer shall reimburse Executive for the costs Executive incurs to maintain COBRA coverage to July 31, 2006.

         4. STOCK OPTIONS. Executive currently holds the options listed in Schedule A to this Agreement ("Executive Options"). Employer agrees that any of the Executive Options which is not exercisable on the Retirement Date shall vest and become exercisable on such date. Any of the Executive Options which is unexercised on the Retirement Date may be exercised at any time within three years of the Retirement Date provided the date of exercise is not more than ten years from the date the option was granted.

         5. EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN. Executive is a participant in Employer's Cash Balance Pension Plan (the "Qualified Plan") and its Executive Supplemental Retirement Plan (the "SERP"). For purposes of calculating Executive's benefits under the SERP, Executive shall be deemed to have 15 years of Credited Service under the SERP. In addition, there shall be no reduction in benefits under the SERP in the event Executive should commence receiving benefits prior to age 65.

         6. OTHER BENEFITS. Executive agrees that the payments and benefits provided under this Agreement are greater than any to which he would otherwise be entitled under Employer's policies or practices, including the Salary Continuation Agreement between Executive and Employer, dated February 19, 1999 (the "Salary Agreement"). Executive also agrees that the payments and benefits provided under this Agreement are all that he will receive from the Employer, and that these payments and benefits are in lieu of, and replace, any payments which Executive might have claimed eligibility for, or entitlement to, under the Salary Agreement, any Employer policy or practice or agreement between Employer and Executive, except for: (a) benefits to which Executive is entitled under the Employer 401(k) Savings Plan, (b) benefits to which Executive is entitled to under the Qualified Plan, the SERP, and any trust established in connection with the foregoing, (c) option rights granted under the 1999 Long-Term Stock Incentive Plan and (d) rights to insurance or indemnification from Employer.

         7. NONCOMPETITION; CONFIDENTIALITY. If Executive, without the express prior written consent of Employer, directly or indirectly, individually or as an agent, officer, director, employee, consultant, shareholder, or partner engages in any business or enterprise which is in Competition with Employer (as defined below) within one year after the Retirement Date, all future payments to be made, and benefits to be provided, under this Agreement will be forfeited and all payments and benefits being provided under this Agreement will cease.

         As used in this Section, (i) the words "Competition with Employer" include competition with Employer or any direct or indirect subsidiary or affiliate of Employer, or any of the successors or assigns of the business of any of them (the "Employer Group"), and (ii) a business or enterprise will be in Competition with Employer if it is engaged, in any state in the United States in which any products of any member of Employer Group are then marketed or in any foreign country in which such products are then marketed, in manufacturing, designing, engineering, assembling or distributing pumps, oil field power sections or wellhead equipment, industrial mixers and agitators, glass-lined reactor and storage vessels, or processing, packaging, or printing equipment for the pharmaceutical industry that is used for applications that equipment sold by a member of the Employer Group is used. However, this section will not prevent the Executive from (i) being employed by or serving as an officer of or consultant to any subsidiary or division of a business or enterprise in Competition with Employer if that subsidiary or division is not itself in Competition with Employer; or (ii) purchasing or holding for investment less than 2% of the shares of any corporation regularly traded either on a national securities exchange or in the over-the-counter market.

         The Executive also agrees that for a period of three years after the Retirement Date, he will not, without the express prior written consent of Employer, disclose or make available to anyone outside Employer any trade secrets or confidential information belonging to any member of Employer Group. As used in this Section, "confidential information" includes, but is not limited to, business systems, manufacturing methods, bills of materials, formulas, policies, procedures, manuals, promotional materials, price lists, pricing policies, order forms, contracts, agreements, invoices, receipts, messages, memoranda, circulars, bulletins, sales records for any assigned territory, sale and delivery schedules, customer lists, customer files, customer credit terms and information, any records regarding the solicitation of orders, past, present or prospective orders to the extent that any of these items are used by Employer or any of member of Employer Group, but confidential information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or (i) becomes available to Executive on a nonconfidential basis from a source other than a member of Employer Group, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to a member of Employer Group.

         Executive also agrees that for a one year period from the Retirement Date, Executive will not directly or indirectly solicit, divert or attempt to divert from Employer or a member of Employer Group, any employee of Employer or a member of Employer Group.

         8. RELEASE OF CLAIMS. In consideration of the payments and benefits provided to Executive under this Agreement, Executive, on behalf of himself, his heirs, assigns and agents, fully settles, releases, and forever discharges Employer and its predecessors, successors, assigns, and affiliates and the present and former officers, directors, agents, and employees of any of them from any and all claims, demands, liabilities, costs, attorneys' fees, damages, actions, and causes of action which he has against any of them. Executive acknowledges and agrees that the foregoing release covers any and all claims arising out of or related to his employment, or his termination from employment with the Employer, including his termination as President, and Chief Executive Officer and that it also includes, but is not limited to, any and all claims under the following federal statutes and like or similar state or local laws:
Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act; The Equal Pay Act; The Americans with Disabilities Act; The Employee Retirement Income Security Act; and The Family and Medical Leave Act, as well as any other type of employment discrimination, wrongful discharge, retaliation, breach of express or implied contract, breach of his Salary Agreement, promissory estoppel, emotional distress, intentional tort, or personal injury claim. This release covers claims known and unknown, foreseen and unforeseen, to Executive as of the effective date of this Agreement, but does cover any claims arising out of a breach of this Agreement.

         9. REEMPLOYMENT. In consideration of the payment and benefits provided by this Agreement, Executive agrees that he will not knowingly seek re-employment and will not be eligible for re-employment with Employer, or any agency or entity connected with, owned or operated by Employer.

         10. COOPERATION. Executive agrees that he shall reasonably assist Employer or any of its direct or indirect subsidiaries in any claims or any litigation brought by or against any of them involving matters occurring during the period of his employment with Employer, including, among other things, being deposed in litigation proceedings. Employer will reimburse Executive any reasonable expenses or other costs that he incurs as a result of providing such assistance.

         11. SEVERABILITY; NON-ADMISSIONS. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall continue in full force and effect and the voided provision shall be amended, if permissible, to the extent necessary to render it valid and enforceable. This Agreement does not constitute an admission by Employer that it has violated any contract, law or regulation or in any way infringed upon Executive's rights or privileges. Employer expressly denies that it has done any thing wrong or improper.

         12. GOVERNING LAW. All matters relating to the interpretation, construction, and enforcement of this Agreement shall be governed by and construed according to the laws of the State of Ohio to the extent that those laws are not preempted by the laws of the United States of America.

         13. ACKNOWLEDGMENT. Executive, in connection with his execution of this Agreement, acknowledges that he is waiving all rights and claims that he has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that he has or may have under other federal, state, or local laws with regard to discrimination and that he has been advised by Employer to consult with an attorney prior to executing this Agreement.

         14. ENTIRE AGREEMENT. The foregoing terms represent the entire agreement between Executive and Employer relating to the cessation of his employment with Employer and the only consideration for signing this Agreement, except that nothing in this Agreement is intended in any way to limit or restrict any provisions that Executive is subject to that relate to confidential information of Employer or a member of Employer Group or non-competition with Employer or a member of Employer Group. No other promises or agreements of any kind have been made between the parties to cause them to sign this Agreement. Executive states that he has carefully read this Agreement, that he fully understands its terms, that he has had full opportunity to review it with his own legal counsel, that he understands its legal and binding effect, and that he signs this Agreement voluntarily.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first set forth above.


"Executive"                                    "Employer"
                                               ROBBINS & MYERS, INC.


/s/ Gerald L. Connelly                      By /s/ Maynard H. Murch IV
----------------------                         -----------------------
Gerald L. Connelly                             Maynard H. Murch IV
                                               Chairman of the Board

                                   SCHEDULE A
                                   ----------



INDIVIDUAL:       Gerald  L. Connelly


                                    EXERCISABLE               UNEXERCISABLE                 OPTION
           DATE                       SHARES                     SHARES                      PRICE
           ----                       ------                     ------                      -----
         06/28/95                     14,000                       ---                      $ 13.50
         06/26/96                     20,000                       ---                      $ 22.38
         06/24/97                     20,000                       ---                      $ 35.50
         06/28/98                     20,000                       ---                      $ 24.44
         06/22/99                     30,000                       ---                      $ 25.25
         06/27/00                     30,000                       ---                      $ 20.88
         06/26/01                     20,000                     10,000                     $ 27.75
         06/25/02                     10,000                     20,000                     $ 25.17
         06/24/03                        ---                     37,500                     $ 19.20
                                     -------                     ------

           TOTAL                     164,000                     67,500